Exhibit 10.9

AMNEAL PHARMACEUTICALS, INC.

2018 INCENTIVE AWARD PLAN

STOCK OPTION GRANT NOTICE AND

STOCK OPTION AGREEMENT

Amneal Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to its 2018 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) an option to purchase the number of Shares set forth below (the “Option”). The Option is subject to the terms and conditions set forth in this Stock Option Grant Notice (the “Grant Notice”), the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), the Plan and the special provisions for Participant’s country of residence, if any, attached hereto as Exhibit B (the “Foreign Appendix”), each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Participant:

Grant Date:

Exercise Price Per Share:

Total Exercise Price:

Total Number of Shares Subject to Option:

Expiration Date:

Type of Option:	☐ Incentive Stock Option ☐ Non-Qualified Stock Option

Vesting Schedule:

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement, the Foreign Appendix, if applicable, and the Grant Notice. Participant has reviewed the Agreement, the Plan, the Foreign Appendix, if applicable, and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement, the Foreign Appendix, if applicable, and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Grant Notice, the Foreign Appendix, if applicable, or the Agreement.

AMNEAL PHARMACEUTICALS, INC.	PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:

EXHIBIT A

TO STOCK OPTION GRANT NOTICE

STOCK OPTION AGREEMENT

Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant an Option under the Plan to purchase the number of Shares set forth in the Grant Notice.

ARTICLE I.

GENERAL

1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement,

(a) “Cause” shall mean a Company Group Member having “Cause” to terminate Participant’s employment or services, as such term is defined in any relevant employment or similar agreement between Participant and a Company Group Member; provided that, in the absence of such agreement containing such definition, a Company Group Member shall have “Cause” to terminate Participant’s employment or services upon: (i) Participant’s willful failure to substantially perform his or her duties for a Company Group Member (other than any such failure resulting from Participant’s Disability); (ii) Participant’s willful failure to carry out, or comply with, in any material respect any lawful directive of the Board; (iii) Participant’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) Participant’s unlawful use (including being under the influence) or possession of illegal drugs on a Company Group Member’s premises or while performing Participant’s duties and responsibilities for a Company Group Member; (v) Participant’s commission at any time of any act of fraud, embezzlement, misappropriation, misconduct, conversion of assets of a Company Group Member, or breach of fiduciary duty against a Company Group Member (or any predecessor thereto or successor thereof); or (vi) Participant’s material breach of this Agreement or any other agreements with any Company Group Member (including, without limitation, any breach of the restrictive covenants of any such agreement); and which, in the case of clauses (i), (ii) and (vi), continues beyond thirty (30) days after any Company Group Member has provided Participant written notice of such failure or breach (to the extent that, in the reasonable judgment of the Board, such failure or breach can be cured by Participant). Whether or not an event giving rise to “Cause” occurs will be determined by the Board in its sole discretion.

(b) “Cessation Date” shall mean the date of Participant’s Termination of Service (regardless of the reason for such termination).

(c) “Company Group” shall mean the Company and its Subsidiaries.

(d) “Company Group Member” shall mean each member of the Company Group.

(e) “Disability” shall have the meaning ascribed to such term in any relevant employment or similar agreement between Participant and a Company Group Member; provided that, in the absence of such agreement containing such definition, “Disability” shall mean Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months.

1.2 Incorporation of Terms of Plan and Foreign Appendix. The Option is subject to the terms and conditions set forth in this Agreement, the Plan and the Foreign Appendix, if applicable, each of which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

GRANT OF OPTION

2.1 Grant of Option. In consideration of Participant’s past and/or continued employment with or service to any Company Group Member and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the Option to purchase any part or all of an aggregate number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan, this Agreement and the Foreign Appendix, if applicable, subject to adjustment as provided in Section 12.2 of the Plan.

2.2 Exercise Price. The exercise price per Share of the Shares subject to the Option (the “Exercise Price”) shall be as set forth in the Grant Notice.

2.3 Consideration to the Company. In consideration of the grant of the Option by the Company, Participant agrees to render faithful and efficient services to any Company Group Member. Nothing in the Plan, the Grant Notice, this Agreement or the Foreign Appendix, if applicable, shall confer upon Participant any right to continue in the employ or service of any Company Group Member or shall interfere with or restrict in any way the rights of the Company Group, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between any Company Group Member and Participant.

ARTICLE III.

PERIOD OF EXERCISABILITY

3.1 Commencement of Exercisability.

(a) Subject to Participant’s continued employment with or service to a Company Group Member on each applicable vesting date and subject to Sections 3.2, 3.3, 5.9 and 5.16 hereof, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.

(b) Subject to Section 12.4 of the Plan and unless otherwise determined by the Administrator or as set forth in a written agreement between Participant and the Company, any portion of the Option that has not become vested and exercisable on or prior to the Cessation Date (including, without limitation, pursuant to any employment or similar agreement by and between Participant and the Company) shall be forfeited on the Cessation Date and shall not thereafter become vested or exercisable.

3.2 Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment that becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof. Once the Option becomes unexercisable, it shall be forfeited immediately.

3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a) The expiration date set forth in the Grant Notice;

(b) Except as the Administrator may otherwise approve, the expiration of twelve (12) months from the Cessation Date by reason of Participant’s Termination of Service due to death or Disability;

(c) Except as the Administrator may otherwise approve, immediately upon the Cessation Date by reason of Participant’s Termination of Service for Cause; and

(d) Except as the Administrator may otherwise approve, the expiration of three (3) months from the Cessation Date by reason of Participant’s Termination of Service for any other reason.

3.4 Tax Withholding. Notwithstanding any other provision of this Agreement:

(a) The Company Group has the authority to deduct or withhold, or require Participant to remit to the applicable Company Group Member, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by Applicable Law to be withheld with respect to any taxable event arising pursuant to this Agreement. The Company Group may withhold or Participant may make such payment in one or more of the forms specified below:

(i) by cash or check made payable to the Company Group Member with respect to which the withholding obligation arises;

(ii) by the deduction of such amount from other compensation payable to Participant;

(iii) with respect to any withholding taxes arising in connection with the exercise of the Option, with the consent of the Administrator, by requesting that the Company withhold a net number of Shares issuable upon the exercise of the Option having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company Group based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;

(iv) with respect to any withholding taxes arising in connection with the exercise of the Option, with the consent of the Administrator, by tendering to the Company vested Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company Group based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;

(v) with respect to any withholding taxes arising in connection with the exercise of the Option, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable to Participant pursuant to the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company Group Member with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the applicable Company Group Member at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(vi) in any combination of the foregoing.

(b) With respect to any withholding taxes arising in connection with the Option, in the event Participant fails to provide timely payment of all sums required pursuant to Section 3.4(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 3.4(a)(ii) or Section 3.4(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the exercise of the Option to, or to cause any such Shares to be held in book-entry form by, Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the exercise of the Option or any other taxable event related to the Option.

(c) In the event any tax withholding obligation arising in connection with the Option will be satisfied under Section 3.4(a)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of Shares from those Shares then issuable upon the exercise of the Option as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company Group Member with respect to which the withholding obligation arises. Participant’s acceptance of this Option constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 3.4(c), including the transactions described in the previous sentence, as applicable. The Company may refuse to issue any Shares to Participant until the foregoing tax withholding obligations are satisfied, provided that no payment shall be delayed under this Section 3.4(c) if such delay will result in a violation of Section 409A.

(d) Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action any Company Group Member takes with respect to any tax withholding obligations that arise in connection with the Option. No Company Group Member makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company Group does not commit and is under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.

ARTICLE IV.

EXERCISE OF OPTION

4.1 Person Eligible to Exercise. During the lifetime of Participant, only Participant may exercise the Option or any portion thereof. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 hereof, be exercised by Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then Applicable Laws of descent and distribution.

4.2 Partial Exercise. Subject to Section 5.2, any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 hereof.

4.3 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person designated by the Company), during regular business hours, of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3 hereof.

(a) An exercise notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;

(b) The receipt by the Company of full payment for the Shares with respect to which the Option or portion thereof is exercised, in such form of consideration permitted under Section 4.4 hereof that is acceptable to the Administrator;

(c) The payment of any applicable withholding tax in accordance with Section 3.4;

(d) Any other written representations or documents as may be required in the Administrator’s sole discretion to effect compliance with Applicable Law; and

(e) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 hereof by any person or persons other than Participant, appropriate proof of the right of such person or persons to exercise the Option.

Notwithstanding any of the foregoing, the Administrator shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

4.4 Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of Participant:

(a) Cash or check;

(b) With the consent of the Administrator, surrender of vested Shares (including, without limitation, Shares otherwise issuable upon exercise of the Option) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate Exercise Price of the Option or exercised portion thereof;

(c) Through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Exercise Price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(d) Any other form of legal consideration acceptable to the Administrator.

4.5 Conditions to Issuance of Shares. The Company shall not be required to issue or deliver Shares purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable, (d) the receipt by the Company of full payment for such Shares, which may be in one or more of the forms of consideration permitted under Section 4.4 hereof, and (e) the receipt of full payment of any applicable withholding tax in accordance with Section 3.4 by the Company Group Member with respect to which the applicable withholding obligation arises.

4.6 Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares purchasable upon the exercise of any part of the Option unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account). No adjustment will be made for a dividend or other right for which the record date is prior to the date of such issuance, recordation and delivery, except as provided in Section 12.2 of the Plan. Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.

ARTICLE V.

OTHER PROVISIONS

5.1 Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice, this Agreement and the Foreign Appendix, if applicable, and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice, this Agreement and the Foreign Appendix, as applicable, as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice, this Agreement or the Foreign Appendix, as applicable.

5.2 Whole Shares. The Option may only be exercised for whole Shares.

5.3 Option Not Transferable. Subject to Section 4.1 hereof, the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the Option have been issued, and all restrictions applicable to such Shares have lapsed. Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding the foregoing, with the consent of the Administrator, if the Option is a Non-Qualified Stock Option, it may be transferred to Permitted Transferees pursuant to any conditions and procedures the Administrator may require.

5.4 Adjustments. The Administrator may accelerate the vesting of all or a portion of the Option in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 12.2 of the Plan.

5.5 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 5.5, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

5.6 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.7 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

5.8 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice, this Agreement and the Foreign Appendix, as applicable, are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Grant Notice, this Agreement and the Foreign Appendix, if applicable, shall be deemed amended to the extent necessary to conform to Applicable Law.

5.9 Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of Participant.

5.10 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 5.3 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Option, the Grant Notice, this Agreement and the Foreign Appendix, if applicable, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.12 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of any Company Group Member or shall interfere with or restrict in any way the rights of the Company Group, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between a Company Group Member and Participant.

5.13 Acknowledgment of Nature of Plan and Option. In accepting this Option, Participant acknowledges that:

(a) the award of the Option (and the Shares subject to the Option) the Company is making under the Plan is unilateral and discretionary and will not give rise to any future obligation on the Company to make further Awards under the Plan to Participant;

(b) for labor law purposes, the Option and the Shares subject to the Option are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for any Company Group Member or any affiliate thereof;

(c) Participant is voluntarily participating in the Plan;

(d) the Option and the Shares subject to the Option are not intended to replace any pension rights or compensation;

(e) neither the Option nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon Participant any right with respect to employment or continuation of current employment and shall not be interpreted to form an employment contract or relationship with any Company Group Member or any affiliate thereof, and any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment;

(f) if the underlying Shares do not increase in value, the Option will have no value;

(g) the future value of the underlying Shares is unknown and cannot be predicted with certainty. If Participant exercises the Option and obtains Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price; and

(h) in consideration of the grant of the Option hereunder, no claim or entitlement to compensation or damages arises from termination of the Option, and no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of Participant’s employment by any Company Group Member or any affiliate thereof (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases each Company Group Member from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue such claim.

5.14 Consent to Personal Data Processing and Transfer. By acceptance of this Option, Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company Group holds certain personal information, including Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in Participant’s favor, for the purpose of managing and administering the Plan (“Data”). Participant is aware that providing the Company with Participant’s Data is necessary for the performance of this Agreement and that Participant’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. The Company Group will transfer Data to third parties in the course of its or their business, including for the purpose of assisting the Company in the implementation, administration and management of the Plan. However, from time to time and without notice, the Company Group may retain additional or different third parties for any of the purposes mentioned. The Company Group may also make Data available to public authorities where required under Applicable Law. Such recipients may be located in the jurisdiction which Participant is based or elsewhere in the world, which Participant separately and expressly consents to, accepting that outside the jurisdiction which Participant is based, data protection laws may not be as protective as within. Participant hereby authorizes the Company Group and all such third parties to receive, possess, use, retain, process and transfer Data, in electronic or other form, in the course of the Company Group’s business, including for the purposes of implementing, administering and managing participation in the Plan, and including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of Participant to a third party to whom Participant may have elected to have payment made pursuant to the Plan. Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting Participant’s local human resources representative. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company through its local human resources representative; however, withdrawing the consent may affect Participant’s ability to participate in the Plan and receive the benefits intended by this Option. Data will only be held as long as necessary to implement, administer and manage Participant’s participation in the Plan and any subsequent claims or rights.

5.15 Entire Agreement. The Plan, the Grant Notice, this Agreement and the Foreign Appendix, if applicable, constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. [For the avoidance of doubt, absent the express written consent of the Company following the Grant Date, notwithstanding anything to the contrary in any employment, severance or similar arrangement effective prior to the Grant Date pursuant to which Participant is a party or eligible individual, no provisions of such employment, severance or similar arrangement which could be construed to apply to this Award upon or in connection with Participant’s Termination of Service (including, without limitation, any provision providing for accelerated vesting upon or in connection with Participant’s Termination of Service) shall be applicable to this Award.]

5.16 Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan, the Grant Notice, this Agreement or the Foreign Appendix, if applicable, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice, this Agreement or the Foreign Appendix, if applicable, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

5.17 Agreement Severable. In the event that any provision of the Grant Notice, this Agreement or the Foreign Appendix, if applicable, is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

5.18 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the right to receive Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

5.19 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

5.20 Broker-Assisted Sales. In the event of any broker-assisted sale of Shares in connection with the payment of withholding taxes as provided in Section 3.4(a)(v) or Section 3.4(c) or the payment of the Exercise Price as provided in Section 4.4(c): (a) any Shares to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation or exercise of the Option, as applicable, occurs or arises, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (c) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the proceeds of such sale exceed the applicable tax withholding obligation or Exercise Price, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (e) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation or Exercise Price; and (f) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company Group Member with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the applicable Company Group Member’s withholding obligation.

5.21 Incentive Stock Options. Participant acknowledges that to the extent the aggregate Fair Market Value of Shares (determined as of the time the option with respect to the Shares is granted) with respect to which Incentive Stock Options, including this Option (if applicable), are exercisable for the first time by Participant during any calendar year exceeds $100,000 or if for any other reason such Incentive Stock Options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such Incentive Stock Options shall be treated as Non-Qualified Stock Options. Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. Participant also acknowledges that an Incentive Stock Option exercised more than three (3) months after Participant’s Termination of Service, other than by reason of death or disability, will be taxed as a Non-Qualified Stock Option.

5.22 Notification of Disposition. If this Option is designated as an Incentive Stock Option, Participant shall give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two (2) years from the Grant Date or (b) within one (1) year after the transfer of such Shares to Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

EXHIBIT B

TO STOCK OPTION GRANT NOTICE

SPECIAL PROVISIONS FOR OPTIONS FOR PARTICIPANTS OUTSIDE THE U.S.

This Exhibit B (this “Appendix”) includes special terms and conditions applicable to Participants in the countries below. These terms and conditions are in addition to those set forth in the Agreement and the Plan and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement, these terms and conditions shall prevail.

This Appendix also includes information relating to exchange control and other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of April 2018. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Option is exercised or Shares acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to the particular situation of Participant, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. If Participant is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to Participant.

The Participant should be aware that the tax consequences in connection with the grant of the Option, the exercise of the Option and the disposal of the resulting Shares vary from country to country and are subject to change from time to time and understand that the Participant may suffer adverse tax consequences as a result of the Option and the Participant’s disposal of the Shares. By signing the Agreement the Participant acknowledges that he or she is not relying on the Company for tax advice and will seek his or her own tax advice as required.

INDIA

The following supplements the first paragraph of the Grant Notice:

Please note that this Option is a one-time benefit. It is voluntary and shall not constitute a legal claim for further grants in the future.

The following provision replaces in its entirety Section 4.4 of the Agreement:

4.4 Method of Payment. Participant understands that Participant will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, Participant understands that the Plan broker shall be instructed to: (i) sell all of the Shares issued upon exercise of the Option; (ii) use the proceeds to pay the exercise price of the Option, brokerage fees and any applicable Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax and any other employment related taxes in any jurisdiction); and (iii) remit the balance in cash to Participant. Participant will not be permitted to hold Shares after exercise. Depending upon the development of laws and Participant’s status as a national of a country other than India, the Company reserves the right to modify the methods of exercising the Option and in its sole discretion, to permit cash exercises, cashless sell-to-cover exercises or any other method of exercise and payment of Tax Liability permitted under the Plan.

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The following paragraphs are inserted immediately after the last paragraph of the Grant Notice:

Foreign Assets Reporting Information. The Participant is required to declare foreign bank accounts and any foreign financial assets (including Shares subject to the Option held outside India) in his or her annual tax return. It is the Participant’s responsibility to comply with this reporting obligation and the Participant should consult with his or her personal tax advisor in this regard.

Exchange Control Information. Regardless of the method of exercise used to purchase the Shares, the Participant understands that the Participant must repatriate any proceeds from the sale of Shares acquired under the Plan or the receipt of any dividends to India within 90 days of receipt. Participant must obtain a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Participant’s employer requests proof of repatriation.

IRELAND

The following provision supplements Section 1 of the Agreement:

By accepting this grant of the Option, Participant represents and warrants to the Company that Participant’s participation in the Plan is voluntary and that Participant has not been induced to participate by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as applicable.

The following provision shall be added as Section 5.23 of the Agreement:

5.23 Director Notification Obligation. If Participant is a director, shadow director or secretary of the Company’s Irish parent, subsidiary or affiliate, Participant must notify the Irish parent, subsidiary or affiliate in writing within five (5) business days of receiving or disposing of an interest in the Company (e.g., Options, etc.), or within five (5) business days of becoming aware of the event giving rise to the notification requirement or within five (5) days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

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